Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 001-37795) pertaining to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan and the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors of our report dated March 2, 2017 (except for Notes 2 and 14, as to which the date is May 5, 2017), with respect to the combined consolidated financial statements and schedule of the carved out entities to be held by Park Hotels & Resorts Inc. after the spin-off, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

McLean, VA

May 5, 2017